Exhibit 99.1

China TransInfo Technology

Appoints New Chief Financial Officer

BEIJING, China - December 3, 2007, China TransInfo Technology Corp., (OTC Bulletin Board: CTFO) (“China TransInfo” or “the Company”), a leading provider of public transportation information systems technology and comprehensive solutions in the People’s Republic of China (“PRC”), today announced the appointment of Mr. Zhihai (Troy) Mao as Chief Financial Officer (“CFO”), effective January 1, 2008, to replace Ms. Danxia Huang, who used to perform the functions of CFO under the title of Vice President of Finance. The Company has also entered into a three-year employment agreement with Mr. Mao, effective January 1, 2008.

“We are very pleased to have Zhihai Mao joining our senior management team and we look forward to utilizing his extensive experience in finance, public company compliance and corporate governance," Mr. Shudong Xia , Chief Executive Officer of China TransInfo said. "We believe this is an important step to strengthen our communications with the capital markets and our financial planning and reporting function as we enter a period of rapid anticipated growth."

Commenting on his appointment, Mr. Mao said, “China TransInfo is an excellent company and with strong prospects for growth. I look forward to working with the management team of this dynamic company and ensuring the highest standards in our financial disclosures.”

Mr. Mao has extensive experience in handling public company issues in U.S. markets, including the requirements and regulations necessary to meet GAAP financial reporting standards and SEC regulations directed at public corporations. He is a member of the American Institute of Certified Public Accountants. Since August 2006, Mr. Mao has been a senior auditor of Deloitte & Touche Tohmatsu CPA, Ltd.’s Beijing office. Prior to that, Mr. Mao was a senior auditor of Deloitte & Touche LLP, USA, from October 2004 through July 2006. From July 2003 to October 2004, Mr. Mao was a senior tax consultant of Deloitte Tax LLP USA. Mr. Mao also was previously employed as a budget analyst of University of North Carolina at Chapel Hill, Program for International Training in Health, from December 2002 through May 2003. Mr. Mao received a Masters degree in Accounting from University of North Carolina in 2003 and a Masters degree in Computer Science from Southeastern University in 2002.

About China TransInfo

China TransInfo, through its subsidiary Beijing PKU ChinaFront High Technology Co., Ltd. (“PKU”), is primarily focused on providing transportation information services. The Company aims to become the largest transportation information product and comprehensive solutions provider, as well as the largest integrated transportation information platform and commuter traffic media platform builder and operator in China. China TransInfo is involved in developing multiple applications in transportation, digital city, and land and resource systems based on GIS technologies. Its products are primarily aimed at the public sector. In addition, the Company is also developing its transportation system to include ETC technology. The Company is the co-formulator of several national transportation technology standards and has software patents for 13 software products. China TransInfo has won 3 of 4 prototype cases sponsored by the PRC Ministry of Communications. Also, the Company’s affiliation with Peking University, which currently owns 5% of PKU, provides access to the University’s GeoGIS Research Laboratory, including 30 Ph.D. researchers. As a result, the Company is currently playing a key role in setting the standards for electronic transportation information solutions.

Safe Harbor Statement

This press release contains certain statements that may include “forward looking statements”. All statements other than statements of historical fact included herein are “forward-looking statements”. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Company Contact:	Investor Relations Contact:
Mr. Shudong Xia, Chief Executive Officer	Mr. Crocker Coulson, President
China TransInfo Technology Corp.	CCG Investor Relations

Tel: + 86 10 8267 1299	Tel: +1-646-213-1915 (NY office)

Email: crocker.coulson@ccgir.com